News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications 812.376.1917

Greg Ehlinger, Chief Financial Officer 812.376.1935

IRWIN FINANCIAL CORPORATION INCREASES GUIDANCE ON 2002 EARNINGS

  2002 Net Income Expected to Total At Least $50 Million

  Record First Mortgage Loan Originations
  2003 Forecast Reaffirmed

(Columbus, IN, January 3, 2003) Irwin Financial Corporation (NYSE: IFC), an interrelated group of specialized financial services companies focusing on mortgage banking, small business lending, and home equity lending, today announced it was raising its guidance for expected net income in 2002 to be at least $50 million or $1.78 per fully diluted share. This increase, from previous guidance of 2002 earnings of at least $36 million, is the result of strong first mortgage loan production. Fourth quarter first mortgage loan production of over $4 billion set a new quarterly production record for the Corporation. These figures are preliminary estimates only and could change, as noted below, as we complete our year-end analysis. Full 2002 results will be released on January 24, 2003.

The Corporation's earnings estimate for 2003 of approximately $54 million or $1.86 per share remains unchanged.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words such as "approximately," "forecast," "expected," "estimate(s)," "could," "will," and similar expressions, are intended to identify forward-looking statements. We undertake no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in interest rates, which may affect customer demand for our products and the valuation and management of our servicing portfolio; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates; unanticipated deterioration in the credit quality of our assets; difficulties in delivering loans to the secondary market as planned or in funding loans through secured financings as planned; difficulties in establishing commercial finance vendor relationships; difficulties in expanding our business or raising capital and other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; legislative or regulatory changes, including changes in the interpretation of new regulatory capital rules or changes in consumer finance laws at the national or local level; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.